Exhibit 99.1

Confidential Draft for Release on Monday, Sept. 20, 2004, 6 a.m. EDT

Press Contact:
Jonathan Korzen
Audible, Inc.
+1(973) 837-2718
jkorzen@audible.com

AUDIBLE AND BERTELSMANN’S FRANCE LOISIRS TO LAUNCH AUDIBLE SERVICE FOR FRENCH-SPEAKING WORLD

WAYNE, NJ, U.S.A., and PARIS, FRANCE, September, 2004 -- Audible, Inc. (NASDAQ: ADBL), the leading provider of digitally delivered spoken word audio, and France Loisirs, a wholly owned division of Direct Group Bertelsmann, today announced that the companies have entered into a content and services partnership focused on the creation, aggregation, and distribution of spoken word audio for digital download.

Starting on December 15, 2004, www.audible.fr will offer to its customers a subscription based online service for downloading French audiobooks, newspaper content, and specially selected radio programs. In addition to the French language content, audible.fr will offer audible.com’s English language content for download. France Loisirs will market the new service through their direct relationship with over four million France Loisirs club members in France, Belgium, Switzerland, and Quebec, including France Loisirs’ national network of 220 stores. The service is also available to new customers who are not members of France Loisirs’ clubs. The Audible France cooperation will leverage audible.com’s digital media expertise and technology infrastructure, as well as its global digital audio device and content community partnerships. Ara Cinar, Executive Vice President for Development and Diversification at France Loisirs, will run the audible.fr business.

“The cooperation with Audible.com is a promising step of the club business into the universe of digital distribution of spoken words and texts,” said Dr. Ewald Walgenbach, CEO of DirectGroup Bertelsmann. “France for us is an excellent market for starting and developing such an offer for our members.”

“France Loisirs has served our book club members with the finest literary materials for more than 30 years,” said Marc Olivier Sommer, CEO of France Loisirs and Board Member of DirectGroup Bertelsmann. “We are sure that our current members and the many new French customers who will benefit from our digital audio service will become happy listeners.”

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“France Loisirs and Audible have come together to assemble the core components of Audible’s success to date and bright prospects for the future: compelling content, strong distribution, cutting edge technology, and a superior customer experience,” said Donald Katz, Chairman and Chief Executive Officer, Audible, Inc. “Our team here in the US is very excited about partnering to create a French version of Audible.com with France Loisirs, a company that is unquestionably one of the most innovative and successful direct marketing organizations in the world. We expect great results from this new operation.”

About Audible, Inc.:
Audible® (www.audible.com®) is the Internet's leading premium spoken audio source. Content from Audible is downloaded and played back on personal computers, CDs, or AudibleReady® computer-based mobile devices. Audible has 52,000 hours of audio programs from more than 175 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers, and business information providers. Audible.com is Amazon.com's and the Apple iTunes Music Store’s pre-eminent provider of spoken word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc. in the first-ever imprint to produce spoken word content specifically suited for digital distribution, Random House Audible. Among the Company's key business relationships are Apple Corp., Creative Labs, Gateway, Inc., Hewlett-Packard Company, Microsoft Corporation, palmOne, Inc., PhatNoise Inc., RealNetworks, Inc., Rio Audio, Roxio, Inc., Sony Electronics, Texas Instruments Inc., and VoiceAge Corporation.

About DirectGroup Bertelsmann:
DirectGroup Bertelsmann integrates Bertelsmann's global media direct-to-customer businesses. Roughly 35 million customer relationships secure DirectGroup's position among the largest enterprises in media commerce. Cornerstone of this success are the book and music clubs in 20 countries incorporating strong brands like France Loisirs (France), Book-of-the-Month-Club (USA), BCA (UK), Der Club (Germany), and BeMusic (USA). DirectGroup Bertelsmann is a division of German-based Bertelsmann AG. In fiscal 2002, DirectGroup made EUR 2.3 billion in revenues with more than 12,000 employees worldwide.

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About France Loisirs:
France Loisirs is the French book club division of DirectGroup Bertelsmann, and a retailer of books and multimedia in France, French-speaking parts of Belgium, Switzerland, and Canada (Quebec). France Loisirs has four million customer relationships and more than 220 retail outlets. The Company is a cornerstone part of DirectGroup Bertelsmann, which integrates Bertelsmann’s global media direct-to-customer businesses. Roughly 35 million customer relationships secure DirectGroup’s position among the largest enterprises in media commerce. DirectGroup Bertelsmann is a division of German-based Bertelsmann AG.

Audible, www.audible.com, AudibleListener, and AudibleReady are registered trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Other product or service names mentioned herein are the trademarks of their respective owners.

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This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible’s limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings.